Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
AMERICAN DIVERSIFIED HOLDINGS CORP.
Under Section 402 of the Business Corporation Law

FIRST:	The Name of the corporation is: AMERICAN DIVERSIFIED HOLDINGS CORP.

SECOND:	This corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:	The county, within this state, in which the office of the corporation is to be located is NEW YORK.

FOURTH:	The total number and value of shares of common stock which the corporation shall have authority to issue is 10000 SHARES WITH A PAR VALUE OF $0.001 PER SHARE.

FIFTH:	The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the corporation served upon him or her is:
LEGALCORP SOLUTIONS, LLC
11 BROADWAY
SUITE 615
NEW YORK CITY, NY 10004

SIXTH:	Existence of the corporation shall begin upon filing of this Certificate of Incorporation with the Department of State.

SEVENTH:	The corporation shall have a perpetual existence.

EIGHTH:	No Director of this corporation shall be personally liable to the corporation, or its shareholders for damages for any breach of duty in such capacity, provided that this provision shall not limit the liability of any director if a judgment or other final adjudication, adverse to him, establishes that his act or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage, to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.
NINTH:	The holders of any of the corporation's equity shares shall be entitled to preemptive rights in accordance with the provisions of BCL section 622.

Filed with the NYS Department of State on 10/27/2021
Filing Number: 211027002698 DOS ID: 6313615

I certify that I have read the above statements, I am authorized to sign this Certificate of Incorporation, that the above statements are true and correct to the best of my knowledge and belief and that my signature typed below constitutes my signature.

SONIA BECERRA (Signature)

SONIA BECERRA, INCORPORATOR
1000 N WEST STREET SUITE 1200
WILMINGTON, DE 19801

Filed by:

SONIA BECERRA

1000 N WEST STREET SUITE 1200

WILMINGTON, DE 19801

Filed with the NYS Department of State on 10/27/2021 Filing Number: 211027002698 DOS ID: 6313615